EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

The Board of Directors

Yamana Gold Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Meridian Gold Inc. 2007 Share Incentive Plan and the Northern Orion Resources Inc. 2005 Stock Option Plan, of our report, dated March 29, 2007, with respect to the consolidated financial statements of Yamana Gold Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 40-F of Yamana Gold Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, British Columbia, Canada

December 13, 2007